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                                                                  Exhibit (n)(2)
                                COOPERS & LYBRAND

                                                     September 29, 1997

WBK STRYPES Trust
c/o Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19715

      Re:   Registration Statement on Form N-2
            Registration Nos. 333-1787 and 811-7565

Ladies and Gentlemen:

      We have acted as tax counsel to the WBK STRYPES Trust (the "Trust") in connection with the registration of its Structured Yield Product Exchangeable for Stock (the "STRYPES"). In connection therewith, we have prepared the discussion set forth under the caption "Australian Taxation" (the "Discussion") in the Prospectus (the "Prospectus") that is part of Amendment No. 9 to the Registration Statement on Form N-2 (Registration Nos. 333- 1787 and 811-7565) filed by the Trust with the Securities and Exchange Commission on September 29, 1997.

      We hereby confirm our opinion as set forth in the Discussion. In rendering our opinion, we have examined (i) the Amended and Restated Trust Agreement constituting WBK STRYPES Trust, (ii) the Contract and (iii) the Nominee Trust Agreement, each in the form filed as an exhibit to the Registration Statement, and have assumed that the obligations contemplated thereunder will be performed in accordance with their terms.

      We hereby consent to the filing of this consent as an exhibit to the Registration Statement and to the use of our name under the caption "Australian Taxation" in the Prospectus and any registration statement to be filed pursuant to Rule 462(b) relating thereto. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.
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                                       Very truly yours,

                                       /s/ Coopers & Lybrand